Exhibit 10.8

CONSUMERS NATIONAL BANK

SALARY CONTINUATION AGREEMENT

This Salary Continuation Agreement (“Agreement”) is made as of the Effective Date (as hereafter defined), by and between CONSUMERS NATIONAL BANK, a nationally chartered commercial bank located in Minerva, Ohio (the “Company”), and ______________ (the “Executive”).

INTRODUCTION

To encourage the Executive to remain an employee of the Company, the Company is willing to provide salary continuation benefits to the Executive. The Company will pay the benefits from its general assets.

AGREEMENT

The Executive and the Company agree as follows:

Article 1
Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1 “Accrual Balance” means the liability that should be accrued by the Company, under Generally Accepted Accounting Principles (“GAAP”), for the Company’s obligation to the Executive under this Agreement by applying Accounting Standards Codification Topic 715 (Compensation – Retirement Benefits) (formerly, Accounting Principles Board Opinion Number 12, as amended by Statement of Financial Accounting Standards Number 106) and the Discount Rate. Any one of a variety of amortization methods may be used to determine the Accrual Balance. However, once chosen, the method must be consistently applied. The Accrual Balance shall be reported annually by the Company to the Executive

1.2 “Affiliate” means the Company and any other entity with which the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, applying fifty percent (50%) instead of eighty percent (80%) both in Code Sections 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code Section 414(b) and in Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses under common control under Code Section 414(c).

1.3 “Board” means the Board of Directors of the Company.

1.4 “Cause” means (i) fraud; (ii) embezzlement; (iii) conviction of, or plea of nolo contendere to, any felony; (iv) a material breach of, or the willful failure or refusal by the Executive to perform and discharge the Executive’s duties, responsibilities, and obligations under this Agreement; (v) any act of moral turpitude or willful misconduct by the Executive intended to result in personal enrichment of the Executive at the expense of Consumers or any of its Affiliates or which has a material adverse impact on the business or reputation of Consumers (such determination to be made by the Board in its reasonable judgment); (vi) intentional material damage to the property or business of Consumers; (vii) gross negligence; or (viii) the ineligibility of the Executive to perform the Executive’s duties because of a ruling, directive, or other action by any agency of the United States or any state of the United States having regulatory authority over Consumers; but in each case only if (a) the Executive has been provided with written notice of any assertion that there is a basis for termination for Cause, which notice shall specify in reasonable detail specific facts regarding any such assertion, (b) such written notice is provided to the Executive in a reasonable time (and in any event no less than three (3) business days) before the Board meets to consider any possible termination for Cause, (c) at or prior to the meeting of the Board to consider the matters described in the written notice, an opportunity is provided to the Executive and his counsel to be heard before the Board with respect to the matters described in the written notice, (d) any resolution or other Board action held with respect to any deliberation regarding or decision to terminate the Executive for Cause is duly adopted by a vote of at least two-thirds (2/3) of the entire Board (excluding the Executive) at a meeting of the Board duly called and held, and (e) the Executive is promptly provided with a copy of the resolution or other corporate action taken with respect to such termination. No act or failure to act by the Executive shall be considered willful unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interests of Consumers.

1.5 “Change of Control” means the transfer of shares of the Company’s voting common stock such that one entity or one person acquires (or is deemed to acquire when applying Section 318 of the Code) more than 50 percent of the Company's outstanding voting common stock followed within twelve (12) months by the Executive’s Termination of Employment for reasons other than death, Disability or retirement.

1.6 “Code” means the Internal Revenue Code of 1986, as amended.

1.7 “Company” means Consumers National Bank, an Ohio Banking Corporation.

1.8 “Confidential Information” means all business and other information relating to the business of Consumers, including without limitation, technical or nontechnical data, programs, methods, techniques, processes, financial data, financial plans, product plans, and lists of actual or potential customers, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. Such information and compilations of information shall be contractually subject to protection under this Agreement whether or not such information constitutes a trade secret and is separately protectable at law or in equity as a trade secret.

1.9 “Consumers” means the Company, Consumers Bancorp, Inc., and any Affiliate.

1.10 “Customer” means any individual, joint venturer, entity of any sort, or other business partner of Consumers with, for, or to whom Consumers has provided Financial Products or Services during the final two (2) years of the Executive’s employment with Consumers, or any individual, joint venturer, entity of any sort, or business partner whom Consumers has identified as a prospective customer of Financial Products or Services within the final year of the Executive’s employment with Consumers.

1.11 “Disability” means, if the Executive is covered by a Company sponsored disability policy, total disability as defined in such policy without regard to any waiting period. If the Executive is not covered by such a policy, Disability means the Executive suffering a sickness, accident, or injury which, in the judgment of a physician satisfactory to the Company, prevents the Executive from performing substantially all of the Executive’s normal duties for the Company. As a condition to receiving any Disability benefits, the Company may require the Executive to submit to such physical or mental evaluations and tests as the Company’s Board of Directors deems appropriate.

1.12 “Discount Rate” means the rate used by the plan administrator for determining the Accrual Balance. The initial Discount Rate is five percent (5%). However, in order to maintain the Discount Rate within reasonable standards according to GAAP and/or applicable bank regulatory guidance, the Discount Rate will adjust to reflect a rate of return on a high-quality fixed-income debt security rounded up to the nearest quarter percentage. For purposes of this Agreement, the Discount Rate will be reviewed and updated annually prior to each January 1 using the twenty- (20-) year term Moody AA Corporate Rate for a high- quality fixed-income debt security.

1.13 “Early Termination” means Termination of Employment before Normal Retirement Age for reasons other than death, Disability, Termination for Cause, Voluntary Termination or following a Change of Control.

1.14 “Early Termination Date” means the month, day, and year in which Early Termination occurs.

1.15 “Effective Date” means _____________________.

1.16 “Final Pay” means the average of the base pay paid to the Executive by the Company for the last three (3) full calendar years prior to Normal Retirement Age.

1.17 “Financial Products or Services” means any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under Section 4(k) of the Bank Holding Company Act of 1956 and that is offered by Consumers on the date of the Executive’s Termination of Employment, including but not limited to banking activities and activities that are closely related and a proper incident to banking, or other products or services of the type in which the Executive was involved during the Executive’s employment with Consumers.

1.18 “Normal Retirement Age” means the Executive’s sixty-fifth (65th) birthday.

1.19 “Normal Retirement Date” means the later of the Normal Retirement Age or Termination of Employment.

1.20 “Plan Administrator” means the Company or such committee or person as the Board shall appoint.

1.21 “Plan Year” means a twelve- (12-) month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date of this Agreement.

1.22 “Section 409A” means Section 409A of the Code and the regulations and other guidance issued thereunder by the United States Department of Treasury and Internal Revenue Service.

1.23 “Specified Employee” means an employee who at the time of Termination of Employment is a key employee of Consumers, if any stock of Consumers is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5)) at any time during the twelve- (12-) month period ending on December 31 (the “identification period”). If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Agreement during the twelve- (12-) month period that begins on the first day of January following the close of the identification period.

1.24 “Termination of Employment” means termination of the Executive’s employment with the Company for reasons other than death, excepting a leave of absence approved by Consumers. Whether a Termination of Employment has occurred is determined in accordance with the requirements of Section 409A based on whether the facts and circumstances indicate that the Consumers and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to Consumers if the Executive has been providing services to Consumers less than thirty-six (36) months). Termination of Employment shall be construed consistently with a “separation from service” within the meaning of Section 409A.

1.25 “Voluntary Termination” means termination by the Executive of the Executive’s employment with the Company for reasons other than death, Disability, or Retirement.

Article 2
Lifetime Benefits

2.1 Normal Retirement Benefit. Upon Termination of Employment on or after Normal Retirement Age for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1 (the “Retirement Benefit”) in lieu of any other benefit under this Agreement.

2.1.1 Amount of Normal Retirement Benefit. The annual benefit under this Section 2.1 is fifty percent (50%) of Final Pay at the Normal Retirement Date.

2.1.2 Payment of Normal Retirement Benefit. Subject to Section 2.5, the Company shall pay the annual Retirement Benefit to the Executive in twelve (12) equal monthly installments payable on the first day of each month commencing with the month following the Executive’s Normal Retirement Date for fifteen (15) years.

2.2 Early Termination Benefit. Upon Early Termination, the Company shall pay to the Executive the benefit described in this Section 2.2 (the “Early Termination Benefit”) in lieu of any other benefit under this Agreement.

2.2.1 Amount of Early Termination Benefit. The Early Termination Benefit is an amount equal to one (1) times the Executive’s annual base salary in effect immediately preceding the Termination of Employment.

2.2.2 Payment of Early Termination Benefit. Subject to Section 2.5, the Early Termination Benefit to the Executive shall be paid in a lump sum within sixty (60) days following Termination of Employment; provided that if such sixty- (60-) day period begins in one calendar year and ends in another, the Executive shall not have the right to designate the calendar year of payment.

2.3 Disability Benefit. If the Executive incurs a Termination of Employment due to Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.3 (the “Disability Benefit”) in lieu of any other benefit under this Agreement.

2.3.1 Amount of Disability Benefit. The Disability Benefit is one hundred percent (100%) of the Accrual Balance determined as of the end of the month preceding Termination of Employment.

2.3.2 Payment of Disability Benefit. Subject to Section 2.5, the Disability Benefit to the Executive shall be a fixed annuity payable in one hundred eighty (180) equal monthly installments, with interest credited on the unpaid balance at an annual rate equal to the Discount Rate, compounded monthly, payable on the first day of each month commencing with the month following Termination of Employment.

2.4 Change of Control Benefit. Upon the Executive’s Termination of Employment within twelve (12) months following a Change of Control for reasons other than death, Disability, or Retirement, the Company shall pay to the Executive the benefit described in this Section 2.4 (the “Change in Control Benefit”) in lieu of any other benefit under this Agreement.

2.4.1 Amount of Change in Control Benefit. The Change in Control Benefit is the greater of (i) one (1) times the Executive’s base salary in effect immediately preceding the Termination of Employment or (ii) one hundred percent (100%) of the Accrual Balance determined as of the end of the month preceding Termination of Employment.

2.4.2 Payment of Change in Control Benefit. Subject to Section 2.5, the Company shall pay the Change in Control Benefit to the Executive in a lump sum within sixty (60) days following Termination of Employment; provided that if such sixty- (60-) day period begins in one calendar year and ends in another, the Executive shall not have the right to designate the calendar year of payment.

2.4.3 Excess Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any Change in Control Benefit under this Agreement to the extent the benefit would create an excise tax under the excess parachute rules of Sections 280G and 4999 of the Code.

2.5 Potential Restriction on Timing of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Termination of Employment under such procedures as established by the Company in accordance with Section 409A, and if payments under this Article 2 would be considered deferred compensation under Section 409A, and finally if an exemption from the six- (6-) month delay requirement of Section 409A is not available, the benefit distributions that are made upon Termination of Employment may not commence earlier than the first day of the seventh month after the month in which the Executive’s Termination of Employment occurs. Therefore, in the event this Section 2.5 is applicable to the Executive, any distribution which would otherwise be paid to the Executive within the first six months following the Termination of Employment shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the month of the Termination of Employment. All subsequent distributions shall be paid in accordance with the original payment schedule specified herein.

2.6 Distributions Upon Income Inclusion Under Section 409A. Upon the inclusion of any amount in the Executive’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A, to the extent such tax liability can be covered by the Accrual Balance, a distribution shall be made within ninety (90) days following the discovery of the plan failure; provided that if such ninety- (90-) day period begins in one calendar year and ends in another, the Executive shall have no right to specify the calendar year of distribution.

2.7 Change in Form or Timing of Distributions or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:

(a) may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;

(b) must, for benefits distributable under Sections 2.1, 2.2, 2.3 and 2.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made;

(c) must take effect not less than twelve (12) months after the election is made; and

(d) must be made not less than twelve (12) months before the date that the payment of the first distribution was originally scheduled to be made.

Article 3
Payments on Account of Death

3.1 Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive’s beneficiary the benefit described in this Section 3.1. This benefit shall be paid in lieu of the benefits under Article 2.

3.1.1 Amount of Benefit. The benefit under this Section 3.1 is one hundred percent (100%) of the Accrual Balance determined as of the end of the month preceding the Executive’s Date of Death.

3.1.2 Payment of Benefit. The Company shall pay the benefit to the Executive’s beneficiary in one hundred eighty (180) equal monthly installments payable on the first day of each month commencing with the month following the Executive’s death.

3.2 Death During Payment of Retirement Benefit. If the Executive dies after any Retirement Benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive’s beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

3.3 Death After Termination of Employment But Before Payment of Retirement Benefit Commences. If the Executive is entitled to a Retirement Benefit under this Agreement, but dies prior to the commencement of such benefit payments, the Company shall pay the same benefit payments to the Executive’s beneficiary that the Executive was entitled to prior to death, except that the benefit payments shall commence on the first day of the month following the date of the Executive’s death.

Article 4
Beneficiaries

4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive’s lifetime. The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s estate.

4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative, or person having the care or custody of such minor, incapacitated person, or incapable person. The Company may require proof of incapacity, minority, or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Article 5
General Limitations

5.1 Termination for Cause; Voluntary Termination. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if there is a (i) Termination of Employment for Cause, or (ii) if there is a Voluntary Termination.

5.2 Suicide or Misstatement. The Company shall not pay any benefit under this Agreement if the Executive commits suicide within two (2) years after the Effective Date of this Agreement, or if the Executive has made any material misstatement of fact on any application for life insurance purchased by the Company.

Article 6
Claims and Review Procedures

6.1 Claims Procedure. An Executive or beneficiary (“claimant”) who has not received benefits under this Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

6.1.1 Initiation - Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

6.1.2 Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim (forty-five (45) days for a claim based upon Disability). If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days (thirty (30) days in the case of Disability) by notifying the claimant in writing, prior to the end of the initial ninety (90) (or, if applicable, forty-five (45)) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

6.1.3 Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth that the claim has been allowed in full or that the Plan Administrator has reached a conclusion contrary, in whole or in part, to the claimant’s requested determination:

(e) The specific reasons for the decision;

(f) A reference to the specific provisions of this Agreement on which the denial is based;

(g) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(h) An explanation of this Agreement’s review procedures and the time limits applicable to such procedures; and

(i) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2 Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial as follows:

6.2.1 Initiation - Written Request. To initiate the review, the claimant, within sixty (60) days (one hundred eighty (180) for a claim based upon Disability) after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

6.2.2 Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3 Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. Any review of a decision involving a claim based upon Disability shall not be conducted by an individual(s) who made the adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual(s). If a decision on review of a claim based upon Disability is based upon a medical judgment, a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment will be consulted.

6.2.4 Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days (forty-five (45) days for a claim based upon Disability) after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days (forty-five (45) days for a claim based upon Disability) by notifying the claimant in writing, prior to the end of the initial sixty- (60-) (forty-five- (45-)) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

6.2.5 Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(j) The specific reason for the decision

(k) A reference to the specific provisions of this Agreement on which the denial is based;

(l) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(m) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

6.3 Legal Action. A claimant's compliance with the foregoing provisions of this Article 6 is a mandatory prerequisite to a claimant's right to commence any legal action with respect to any claim for benefits under the Agreement.

Article 7
Amendments and Termination

7.1 Amendments. This Agreement may be amended only by a written agreement signed by the Company and the Executive. However, the Company may unilaterally amend this Agreement to conform with written directives to the Company from its auditors or Company regulators or to comply with legislative changes or tax law, including without limitation Section 409A.

7.2 Plan Termination Generally. The Company and Executive may terminate this Agreement at any time. The benefit hereunder shall be the Accrual Balance as of the date the Agreement is terminated. However, if the Board determines in good faith that the Executive is no longer a member of a select group of management or highly compensated employees, as that phrase applies to ERISA, for reasons other than death, Disability, or retirement, the Company may terminate this Agreement. Upon such termination, the Executive shall be one hundred percent (100%) vested in the Accrual Balance. Except as provided in Section 7.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, after such termination, benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

7.3 Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 7.2, if this Agreement terminates in the following circumstances:

(n) Within thirty (30) days before, or twelve (12) months after a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as described in Section 409A(2)(A)(v) of the Code; provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Company’s arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B);

(o) Within twelve (12) months of the Company’s dissolution under Code Section 331 or with the approval of a bankruptcy court; provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(p) Upon the Company’s termination of this and all other non-account balance plans (subject to the limitations in connection with a downturn in the financial health of the Company in Section 409A); provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Company does not adopt any new non-account balance plans for a minimum of three (3) years following the date of such termination; the Company may distribute the vested Accrual Balance, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.

Article 8
Covenants against Competition, Solicitation, or Disclosure of Confidential Information

8.1 Competition. For and in consideration of the payments described in Articles 2 and 3, the Executive shall not, without the prior written consent of the Administrator, either separately, jointly, or in association with others, directly or indirectly, as an agent, employee , owner, partner, member, or stockholder or otherwise, compete with Consumers or establish, engage in, or become interested in, any business, trade, or occupation that competes with Consumers in the Financial Products or Services industry through association with a financial institution that operates a corporate headquarters within 50 (fifty) miles of a physical branch or loan office location of Consumers existent during the Executive’s employment with Consumers or is existent on the date of the Executive’s Termination of Employment. The Executive acknowledges and agrees that during the terms of the Executive’s employment the Executive has acquired special and confidential knowledge regarding the operations of Consumers. Furthermore, although not a term or condition of this Agreement, the Company, the Bank, and the Executive acknowledge and agree that the Executive services have been used and are being used by Consumers in executive, managerial and supervisory capacities throughout the areas in which Consumers does business . The Executive acknowledges and agrees that the noncompete restrictions contained herein are reasonable and fair in scope and necessary to protect the legitimate interests of Consumers. Notwithstanding anything contained in this Section 1.1 to the contrary, nothing contained herein shall be construed to prohibit the Executive from owning equity in other businesses that are competitive with Consumers; provided that, while employed by Consumers, such ownership in any competitive business does not exceed the value of the Executives equity ownership in Consumers without the prior written consent of the Administrator and does not meet or exceed five percent (5%) of the issued and outstanding equity of such competitive business.

8.2 Solicitation. For and in consideration of the payments described in Articles 2 and 3, the Executive shall not (x) directly or indirectly solicit or attempt to solicit any Customer of Consumers to accept or purchase Financial Products or Services of the same nature, kind, or variety currently being provided to the Customer by Consumers or being provided to the Customer by Consumers when the Executive’s Termination of Employment occurs, (y) directly or indirectly influence or attempt to influence any Customer, joint venturer, or other business partner of Consumers to alter that person or entity’s business relationship with Consumers in any way, and (z) accept the Financial Products or Services business of any Customer or provide Financial Products or Services to any Customer on behalf of anyone other than Consumers. In addition, the Executive shall not solicit or attempt to solicit and shall not encourage or induce in any way any employee, joint venturer, or business partner of Consumers to terminate an employment or contractual relationship with Consumers, and shall not hire any person employed by Consumers during the one- (1-) year period immediately before the Executive’s Termination of Employment or any person employed by Consumers during the term of this covenant pursuant to this Section 8.2.

8.3 Disclosure of Confidential Information. For and in consideration of the payments described in Articles 2 and 3, the Executive shall not reveal to any person, firm, or corporation any Confidential Information of any nature concerning Consumers or the business of Consumers. The covenant in this Section 8.3 does not prohibit disclosure required by an order of a court having jurisdiction, a subpoena from an appropriate governmental agency, or disclosure made by the Executive in the ordinary course of business and within the scope of the Executive’s authority.

8.4 Duration; No Impact on Existing Obligations under Law or Contract. The covenants in this Article 8 shall apply during the Executive’s employment with Consumers and throughout the twelve (12) month period immediately following the Executive’s Termination of Employment, whether or not Consumers has engaged the services of the Executive pursuant to an agreement to provide consulting services upon the Executive’s Termination of Employment with Consumers; provided, however, that such twelve (12) month period shall automatically be reduced to six (6) months upon the occurrence of a Change of Control. The twelve (12) (or, if applicable, six (6) month durational period referenced herein shall be tolled and shall not run during any such time that the Executive is in breach of this Agreement and/or in violation of any of the covenants contained herein, and once tolled hereunder shall not begin to run again until such time as all such breach and/or violations have ceased. The Executive acknowledges and agrees that nothing in this Agreement is intended to or shall have any impact on the Executive’s obligations as an officer or employee of Consumers to refrain from competing against, soliciting Customers, officers, or employees of, or disclosing Confidential Information of Consumers while the Executive is serving as an officer or employee of Consumers or thereafter, whether the Executive’s obligations arise under applicable law or under an employment agreement or otherwise.

8.5 Remedies. The Executive acknowledges and agrees that remedies at law for the Executive’s breach of the covenants contained herein are inadequate and that for violation of the covenants contained herein, in addition to any and all legal and equitable remedies that may be available, the covenants may be enforced by an injunction in a suit in equity without the necessity of proving actual damage, and that a temporary injunction may be granted immediately upon the commencement of any such suit, and without notice. The parties hereto intend that the covenants contained in this Article 8 shall be deemed to be a series of separate covenants, one for each county of each state in which Consumers does business. If in any judicial proceeding a court refuses to enforce any or all of the separate covenants, the unenforceable covenants shall be deemed eliminated from the provisions hereof for the purposes of that proceeding to the extent necessary to permit the remaining separate covenants to be enforced. Furthermore, if in any judicial proceeding a court refuses to enforce any covenant because of the covenant’s duration or geographic scope, the covenant shall be construed to have only the maximum duration or geographic scope permitted by law.

8.6 Forfeiture of Payments Under This Agreement. If the Executive breaches any of the covenants in this Article 8, the Executive’s right to any of the payments specified in Article 2 after the date of the breach shall be forever forfeited and the right of the Executive’s designated beneficiary or estate to any payments under this Agreement shall likewise be forever forfeited. This forfeiture is in addition to and not instead of any injunctive or other relief that may be available to the Company. The Executive further acknowledges and agrees that any breach of any of the covenants in this Article 8 shall be deemed a material breach by the Executive of this Agreement.

Article 9
Miscellaneous

9.1 Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators, and transferees.

9.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of Consumers, nor does it interfere with Consumers’ right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

9.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

9.4 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor company.

9.5 Reporting and Withholding. The Company shall report all income in connection with, and withhold any taxes that are required to be withheld from, the benefits provided under this Agreement.

9.6 Applicable Law, Venue, Waiver of Right to Jury Trial. The Agreement and all rights hereunder shall be governed by the laws of Ohio, without regard to its conflict of laws provisions, except to the extent preempted by the laws of the United States of America. The Executive and Consumers agree that the exclusive venue for resolution of any disputes regarding or arising out of this Agreement or the Executive’s employment shall be the state and federal courts located in Stark County, Ohio, or the federal courts located in the jurisdiction of the county wherever the corporate headquarters of the Company may be located in the future. The Executive and Consumers further agree to waive any right to a jury trial with respect to any disputes regarding or arising out of this Agreement or the Executive’s employment with Consumers. The Executive and Consumers each acknowledge and agree that this selection of venue and waiver of the right to a jury trial is knowingly, freely, and voluntarily given, is made after opportunity to consult with counsel of their choosing about this Agreement and its provisions, and is in the best interests of each party hereto.

9.7 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

9.8 Entire Agreement. This Agreement supersedes and amends and restates the February 11, 2011 Noncompetition Agreement between the Company and the Executive that was effective as of the Effective Date, and constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

(q) Interpreting the provisions of the Agreement;

(r) Establishing and revising the method of accounting for the Agreement;

(s) Maintaining a record of benefit payments; and

(t) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

9.10 Named Fiduciary. The Company shall be the named fiduciary and plan administrator under this Agreement. It may delegate to others certain aspects of the management and operational responsibilities including the employment of advisors and the delegation of ministerial duties to qualified individuals.

9.11 Compliance with Section 409A. This Agreement shall at all times be administered, and the provisions of this Agreement shall be interpreted consistent with, the requirements of Section 409A.

9.12 Tax Treatment. Notwithstanding any other provision of this Agreement, the federal, state, and local income and/or other tax treatment of payments and benefits under this Agreement shall not be, and is not, warranted or guaranteed. Neither Consumers, its directors (including, without limitation, the Board), officers, employees, agents, attorneys, nor any of their designees shall be liable for any taxes, penalties, or other monetary amounts owed by the Executive or any other person as a result of the Agreement, any deferral or payment under the Agreement, or the administration of the Agreement.

9.13 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice. If to the Company, notice shall be given to the Board or to such other or additional person or persons as the Company shall have designated to the Executive in writing. If to the Executive, notice shall be given to the Executive at the Executive’s address appearing on the Company’s records, or to such other or additional person or persons as the Executive shall have designated to the Company in writing.

9.14 Severability. If any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of the provision not held invalid, and the remainder of such provision together with all other provisions of this Agreement shall continue in full force and effect to the full extent consistent with law.

9.15 Interpretation. Caption headings and subheadings herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Words used in the singular in this Agreement shall include the plural, and words used in the masculine shall include the feminine.

9.16 EESA Limitations. Notwithstanding anything herein to the contrary, the terms of this Agreement shall be construed subject to the limitations of the Emergency Economic Stabilization Act of 2008 (“EESA”). It is expressly understood that this Agreement will be enforced in a manner which is consistent with Section 111 of EESA, as amended, and rules and regulations currently issued and to be issued thereunder. Until such time that the United States Treasury ceases to own any debt or equity or equity securities of Consumers acquired pursuant to the Capital Purchase Program, Consumers and Executive agree that all payments under this Agreement shall be limited to the extent necessary to comply with Section 111 of EESA, as amended.

IN WITNESS WHEREOF, the Executive and the Company have signed this Agreement as of the Effective Date but on the dates indicated below.

EXECUTIVE:	COMPANY:

CONSUMERS NATIONAL BANK

Signature:	By:

Printed Name:	Title:

Date:	Date:

BENEFICIARY DESIGNATION

CONSUMERS NATIONAL BANK

SALARY CONTINUATION AGREEMENT

Printed Name: _________________

I designate the following as beneficiary of any death benefits under this Agreement:

Primary:

Contingent:

Note:	To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Company. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature

Date

Accepted by the Company this ______ day of _________________, 20___.

By

Title